CONTACTS: Thomas R. Ehmann
                                   Vice President & Chief Financial Officer
                                   (847) 948-9300
FOR IMMEDIATE RELEASE
                                   Michele Katz/Jason Langer
                                   Press:  Brian Maddox/Alison Hersh
                                   Morgen-Walke Associates
                                   (212) 850-5600

                   FIRST MERCHANTS REPORTS 32% INCREASE
                  IN THIRD QUARTER NET EARNINGS PER SHARE

DEERFIELD, ILLINOIS, October 22, 1996 -- First Merchants Acceptance Corporation (Nasdaq:FMAC) today announced significant increases in total revenues and net earnings for the third quarter and nine months ended September 30, 1996.
     Net earnings for the recent quarter increased 97% to $3.3 million, compared to $1.7 million for the 1995 third quarter. On a per share basis, 1996 third quarter net earnings increased 32% to $0.49 per share on a 50% increase in weighted average shares outstanding.
     Finance contracts purchased during the third quarter were $130 million, a 121% increase over the $59 million purchased during the comparable period in 1995. Average finance receivables serviced during the third quarter were $527 million, up significantly from $185 million in the year-ago quarter. Total revenues were $26.2 million in the third quarter of 1996, a 147% increase over total revenues of $10.6 million reported for the three months ended September 30, 1995. The increase in revenues primarily reflects a 69% increase in interest income earned on finance contracts and a gain on sale of finance receivables. During the quarter the Company completed a $117.5 million off-balance sheet securitization.
     Mitchell Kahn, President and Chief Executive Officer of First Merchants, commented, "During this quarter First Merchants surpassed one-half billion dollars in serviced finance receivables. Secondly, First Merchants received an initial implied senior unsecured debt rating of "BB+" from Duff & Phelps, a leading credit rating agency. In developing its rating of First Merchants


Duff & Phelps cited the Company's conservative underwriting criteria, consistent historical static pool loss performance, and conservative capital structure. We also completed our first public asset-backed receivable transaction, utilizing our $625 million shelf registration filed with the SEC earlier this quarter."
       The Company noted that credit quality trends for the quarter were in line with management's expectations. Net charge-offs as a percentage of average serviced finance receivables were 5.8%, unchanged from the second quarter of 1996. At September 30, 1996 total accounts 31 or more days past due were 3.4% of serviced finance receivables compared to 3.2% at June 30, 1996.
     Total credit loss reserves, including the allowance for credit losses and reserves attributable to contracts sold or held for sale, increased to 7.6% of serviced finance receivables compared with 7.0% of serviced finance receivables at June 30, 1996.
     For the nine months ended September 30, 1996, total revenues increased significantly to $71.6 million, up from $25.6 million in the first nine months of 1995. Net earnings for the 1996 nine-month period totaled $9.5 million, or $1.41 per share, as compared to $4.2 million, or $0.94 per share for the prior year period.
     First Merchants Acceptance Corporation is a national specialty finance company primarily engaged in financing the purchase of used automobiles for consumers who have limited access to traditional sources of credit. The Company acquires dealer-originated retail installment contracts from franchised and independent automobile dealers in 37 states. First Merchants operates regional dealer service centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Tennessee, Texas, Utah, Virginia and Washington.
(Tables to follow)


                   First Merchants Acceptance Corporation
                      Unaudited Financial Highlights
                (Amounts in thousands, except net earnings per share
                      and number of installment contracts)

                              Three Months Ended            Nine Months Ended
                                 Sepember 30,                 September 30,
                              1996         1995            1996         1995
                              ----         ----            ----         ----
Revenues:
Interest income -
finance contracts           $ 17,292     $ 10,256        $ 52,771   $ 24,744
Other portfolio income           520          337           1,486        816
Gain on sale of finance
receibables                    6,795          ---          14,887         --
Servicing fee and other
income                         1,574          ---           2,443         --
                            --------      -------        --------    -------
Total revenues:               26,181       10,593          71,587     25,560
                            --------      -------        --------    -------
Expenses:
Interest expense               5,353        3,092          15,024      7,460
Provision for credit losses    4,300          525          12,000        650
Operating expenses:
Employee compensation and
related costs                  6,655        2,761          17,424      6,769
Other                          4,467        1,512          11,549      3,892
                             -------      -------        --------    -------
Total expenses:               20,775        7,890          55,997     18,771
                             -------      -------        --------    -------
Earnings before income taxes   5,406        2,703          15,590      6,789
Income taxes                   2,108        1,026           6,080      2,579
                             -------      -------        --------    -------
Net earnings                  $3,298       $1,677          $9,510     $4,210
                             =======      =======        ========    =======

Net earnings per share         $0.49        $0.37           $1.41      $0.94
                             =======      =======        ========    =======

Weighted average common
and common equivalent shares
outstanding                    6,727        4,489           6,743      4,471
                             =======      =======         =======    =======

Other Operating Data
Average finance receivables
- serviced                   526,709       184,595        431,907    146,937
Average finance receivables
- owned                      329,723       184,595        322,126    146,937

Installment contracts purchased:
Dollar amount                129,946        58,852        395,281    157,816
Number                        10,830         5,907         34,788     15,786


                                (More tables to follow)





                      First Merchants Acceptance Corporation
                         Unaudited Financial Highlights
             (Amounts in thousands, except number of installment contracts)


                                         September 30,      December 31,
                                             1996              1995
                                         -------------      ------------
Financial Position
Total assets                               $  349,383        $  282,274

Finance receivables - owned                   284,571           251,908
Allowance for credit losses                   (17,096)          (14,301)
                                           ----------        ----------
     Net receivables                       $  267,475        $  237,607

Finance receivables held for sale, net         32,712            32,265
Excess servicing receivable                    22,162               ---
Borrowing under senior revolving
credit facility                                73,125           104,000
Notes payable-securitized pools, net          153,109            70,378
Subordinated notes, net                        13,982            13,896
Stockholders' equity                      $    93,765       $    84,279

Receivable Portfolio Data
Finance receivables - serviced             $  565,240        $  284,173
Number of installment contracts
outstanding - serviced                         56,736            31,082

Credit Quality Data
Accounts with payments
     31 or more days past due - serviced:        3.4%              2.5%

Net charge-offs for the period and as a percentage
 of average finance receivables - serviced
     - last three months                $      7,691       $      3,463
       (annualized rate)                         5.8%               5.7%

Credit loss reserves as a
 percentage of finance receivables - serviced    7.6%               5.2%

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